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                    June 6, 2022

       Keith Jones
       Interim Chief Financial Officer
       Rambus Inc.
       4453 North First Street, Suite 100
       San Jose, California 95134

                                                        Re: Rambus Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 28,
2022
                                                            File No. 000-22339

       Dear Mr. Jones:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing